Exhibit 99.1

ETHAN ALLEN REPORTS FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2018 RESULTS

DANBURY, CT – July 25, 2018 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported operating results for the fiscal 2018 fourth quarter and full fiscal year ended June 30, 2018. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

Fiscal 2018 fourth quarter compared to fiscal 2017 fourth quarter:

●	Consolidated net sales of $205.6 million increased 5.5%

●	GAAP Operating margin of 7.7% compared to 9.5% and adjusted operating margin of 7.9% compared to 9.5%

●	GAAP diluted earnings per share of $0.42 compared to $0.42 and adjusted diluted earnings per share of $0.43 compared to $0.42

●	Repurchased $22.0 million of the Company’s shares

●	Paid $5.2 million in dividends

Full Fiscal Year 2018 compared to prior fiscal year:

●	Consolidated net sales of $766.8 million increased 0.4%

●	GAAP Operating margin of 6.4% compared to 7.6% and adjusted operating margin of 6.5% compared to 8.5%

●	GAAP diluted earnings per share of $1.32 compared to $1.29 and adjusted diluted earnings per share of $1.35 compared to $1.45

●	Generated $42.5 million of cash from operating activities

●	Paid $29.5 million in dividends, a 47.3% increase

●	Repurchased $22.0 million of the Company’s shares

"Fiscal 2018 has been a year of major changes and improvements," said Farooq Kathwari, Chairman and CEO. "We strengthened our leadership in our vertically integrated business, undertook major product innovation, continued our retail transformation, and increased our spend in advertising, which reduced our EPS by about $0.09 over the third and fourth quarters. We made infrastructure and technology investments to provide operational excellence and an expanded digital presence, enabling us to integrate personal services with technology—all under the umbrella of a socially responsible approach to business."

Mr. Kathwari continued: "During the fiscal year we were pleased to be an awardee of the GSA contract; however, our gross margins were under pressure due to new products for this contract and the short time to deliver. In addition, raw material costs increased during the year, further impacting our gross margins. Fortunately, these disruptions stabilized during the fourth quarter. We ended the fiscal year with our backlogs well positioned, with the wholesale backlog increasing 19.3% compared to the prior year end and retail division backlog decreasing by 2.3% due to improvements in shipments. We are pleased with both our increase in sales and our earnings in the fourth quarter. Although our retail division written orders were lower in the fourth quarter, we believe we are well positioned to grow our sales and earnings as we move forward."

FISCAL 2018 FOURTH QUARTER FINANCIAL RESULTS:

Consolidated

Net sales were $205.6 million for the three months ended June 30, 2018 compared to $194.9 million for the same period in the prior year, an increase of 5.5%.

Gross profit was $111.1 million for the three months ended June 30, 2018 compared to $108.4 million in the comparable prior year period. Consolidated gross margin for the quarter was 54.1% compared to 55.6%. Retail sales as a percent of total consolidated sales was 75.9% for the quarter compared to 78.6% in the prior year quarter, decreasing our consolidated gross margin due to this reduced percentage.

Operating expenses for the three months ended June 30, 2018 were $95.2 million or 46.3% of sales compared to $89.8 million or 46.1% of sales in the comparable prior year period. This was primarily due to an increase in advertising costs.

Operating income for the three months ended June 30, 2018 was $15.9 million or 7.7% of sales compared to $18.6 million or 9.5% of sales in the comparable prior year period. Adjusted operating income for the three months ended June 30, 2018 was $16.2 million or 7.9% of sales compared to $18.6 million or 9.5% of sales in the comparable prior year period. The primary causes for the change in operating income was the increase in operating expenses. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Income taxes were $4.7 million for the three months ended June 30, 2018 and $6.7 million in the comparable prior year period. The effective rate this quarter was 29.0% compared to 36.3%. The effective tax rate for the quarter was lower due to the 2017 tax act.

Net income was $11.5 million or $0.42 per diluted share for the three months ended June 30, 2018 and $11.7 million or $0.42 per diluted share in the prior year comparable period. Adjusted net income was $11.6 million or $0.43 per diluted share for the three months ended June 30, 2018 and $11.6 million or $0.42 per diluted share in the prior year comparable period. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Retail Segment

Net sales for the three months ended June 30, 2018 were $156.0 million compared to $153.2 million in the prior year comparable period, an increase of 1.9% compared to the prior year. Comparative net sales were $153.9 million compared to $150.5 million in the prior year period. Comparable design centers are those which have been operating for at least 15 months, including relocated design centers provided the original and relocated design center location had been operating for at least 15 months on a combined basis.

Total written orders for the retail division for the fourth quarter of fiscal 2018 were down 10.8% compared to the same prior year period, and comparable Design Center written orders were down 11.4% over the same period.

Operating income was $4.6 million for the three months ended June 30, 2018, a decline of $0.8 million from $5.3 million over the same prior year period.

Wholesale Segment

Net sales of $127.3 million compared to $114.3 million in the prior year quarter, an increase of 11.4%. The increase in sales is primarily due to increased shipments to the GSA and our international independent retailers.

Operating income of $11.5 million compared to $13.1 million in the prior year quarter. The decrease was largely due to the increase in current period operating expenses, primarily advertising, partly offset by increased sales volume.

FISCAL 2018 YEAR-TO-DATE FINANCIAL RESULTS:

Net sales for the year ended June 30, 2018 were $766.8 million, an increase of 0.4% compared to $763.4 million.

Gross profit was $416.0 million for the year ended June 30, 2018 compared to $419.7 million. Consolidated gross margin year‐to‐date was 54.2% compared to 55.0%. Adjusted gross margin was 54.2% compared to 55.8% in the prior year period. Retail sales as a percent of total consolidated sales was 76.6% year‐to‐date compared to 79.1% in the prior year period, decreasing our consolidated gross margin due to mix. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation).

Operating expenses for the year ended June 30, 2018 were $367.1 million or 47.9% of sales compared to $361.8 million or 47.4% of sales in the comparable prior year period.

Operating income for the year ended June 30, 2018 was $48.9 million or 6.4% of sales compared to $58.0 million or 7.6% of sales in the comparable prior year period. Adjusted operating margin of 6.5% compared to 8.5% in the prior year. Adjusted operating income for the year ended June 30, 2018 was $50.1 million compared to $65.0 million for the prior year. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Income taxes year-to-date totaled $12.7 million compared to $20.8 million. Our effective tax rate was 25.9% in the period compared to 36.5%. The effective tax rate for the current year-to-date period was lower due to the 2017 tax act.

Net income of $36.4 million compared to $36.2 million, and excluding special items, adjusted net income was $37.3 million for the current year and $40.6 million in the prior year. Earnings per diluted share of $1.32 compared to $1.29, and excluding special items, adjusted EPS of $1.35 compared to $1.45. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Balance Sheet and Cash Flow

Total debt of $1.7 million decreased $12.7 million from June 30, 2017 primarily due to a $13.3 million early payoff of our term loan, reducing borrowings under our credit facility to zero.

Total cash and cash equivalents of $22.4 million decreased $42.7 million from June 30, 2017, reflecting extinguishment of $14.5 million of debt, paying out $29.5 million in dividends and repurchasing $22.0 million of the Company’s shares.

Inventories of $163.0 million increased by $13.5 million from June 30, 2017, to support the order backlog and an expanded stocking program.

Capital expenditures were $18.8 million fiscal year to date at June 30, 2018 compared to $18.3 million for the same prior year period. Expenditures were primarily at retail design centers.

Dividends and share repurchases; During the year to date period ended June 30, 2018, we paid $29.5 million of dividends, a 47.3% increase over the prior fiscal year. This included a special dividend of $0.31 per share paid in January 2018. We also paid $22.0 million for share repurchases, all during the fourth fiscal quarter.

Analyst Conference Call

Ethan Allen will conduct an analyst conference call at 5:00 PM (Eastern) on Wednesday, July 25 to discuss its financial results and business initiatives. The live webcast is accessible via the Company’s website at http://ethanallen.com/investors. To participate in the call, dial 844-822-0103 (or 614-999-9166 for international callers) and provide conference ID# 50728595. An archived recording of the call will be made available for at least 60-days on the Company’s website.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Investor Relations Contact
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
IR@ethanallen.com

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In this press release we have included financial measures that are not prepared in accordance with GAAP. The Company uses the following non-GAAP financial measures: “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin”, “adjusted net income”, “adjusted earnings per share”, and earnings before interest, taxes, depreciation and amortization ("EBITDA") (collectively “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with GAAP is also provided at the end of this press release.

Forward-Looking Information

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2017 and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and any related webcasts, conference calls and other related discussions or documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", "will", "may", "continue", "project", "target", "outlook", "forecast", "guidance", and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to: competition from overseas manufacturers and domestic retailers; our anticipating or responding to changes in consumer tastes and trends in a timely manner; our ability to maintain and enhance our brand, marketing and advertising efforts and pricing strategies; changes in global and local economic conditions that may adversely affect consumer demand and spending, our manufacturing operations or sources of merchandise and international operations; changes in U.S. policy related to imported merchandise; an economic downturn; our limited number of manufacturing and logistics sites; fluctuations in the price, availability and quality of raw materials; environmental, health and safety requirements; product safety concerns; disruption to our technology infrastructure (including cyber-attacks); increasing labor costs, competitive labor markets and our continued ability to retain high-quality personnel and risks of work stoppages; loss of key personnel; our ability to obtain sufficient external funding to finance our operations and growth; access to consumer credit; the effect of operating losses on our ability to pay cash dividends; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended June 30, 2017, and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in millions)
Selected Consolidated Financial Data:
	Three Months Ended		Twelve Months Ended
	06/30/18	06/30/17	06/30/18	06/30/17
Net sales	$205.6	$194.9	$766.8	$763.4
Gross margin	54.1%	55.6%	54.2%	55.0%
Adjusted gross margin *	54.1%	55.6%	54.2%	55.8%
Operating margin	7.7%	9.5%	6.4%	7.6%
Adjusted operating margin *	7.9%	9.5%	6.5%	8.5%
Net income	$11.5	$11.7	$36.4	$36.2
Adjusted net income *	$11.6	$11.6	$37.3	$40.6
Operating cash flow	$7.4	$24.9	$42.5	$78.6
Capital expenditures	$9.7	$3.2	$18.8	$18.3
Company stock repurchases (trade date)	$22.0	$6.9	$22.0	$10.2

EBITDA	$21.0	$23.6	$68.8	$77.8
EBITDA as % of net sales	10.2%	12.1%	9.0%	10.2%

Adjusted EBITDA *	$21.2	$23.6	$70.2	$84.9
Adjusted EBITDA as % of net sales *	10.3%	12.1%	9.2%	11.1%

Selected Financial Data by Business Segment:
	Three Months Ended		Twelve Months Ended
	06/30/18	06/30/17	06/30/18		06/30/17
Retail
Net sales	$156.0	$153.2	$587.5		$603.7
Operating margin	2.9%	3.5%	(0.3%	)	0.2%
Adjusted operating margin *	3.1%	3.5%	(0.3%	)	1.3%

Wholesale
Net sales	$127.3	$114.3	$475.7		$453.3
Operating margin	9.1%	11.5%	10.2%		11.8%
Adjusted operating margin *	9.1%	11.5%	10.4%		12.3%

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Comprehensive Income
Unaudited
(in thousands)
	Three Months Ended		Twelve Months Ended
	06/30/18	06/30/17	06/30/18	06/30/17
Net sales	$205,582	$194,925	$766,784	$763,385
Cost of sales	94,440	86,528	350,820	343,662
Gross profit	111,142	108,397	415,964	419,723
Selling, general and administrative expenses	95,235	89,798	367,097	361,773
Operating income	15,907	18,599	48,867	57,950
Interest and other income	302	20	525	268
Interest expense	53	274	325	1,223
Income before income taxes	16,156	18,345	49,067	56,995
Income tax expense	4,678	6,662	12,696	20,801
Net income	$11,478	$11,683	$36,371	$36,194

Basic earnings per common share:
Net income per basic share	$0.43	$0.42	$1.33	$1.31
Basic weighted average shares outstanding	26,878	27,633	27,321	27,679

Diluted earnings per common share:
Net income per diluted share	$0.42	$0.42	$1.32	$1.29
Diluted weighted average shares outstanding	27,323	27,938	27,625	27,958

Comprehensive income:
Net income	$11,478	$11,683	$36,371	$36,194
Other comprehensive income
Currency translation adjustment	(1,969)	928	(2,040)	715
Other	(12)	6	(51)	(14)
Other comprehensive income (loss) net of tax	(1,981)	934	(2,091)	701
Comprehensive income	$9,497	$12,617	$34,280	$36,895

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(in thousands)
	June 30,	June 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$22,363	$57,701
Accounts receivable, net	12,364	12,293
Inventories	163,012	149,483
Prepaid expenses & other current assets	16,686	23,621
Total current assets	214,425	243,098

Property, plant and equipment, net	267,903	270,198
Intangible assets, net	45,128	45,128
Restricted cash and investments	0	7,330
Other assets	2,977	2,468
Total Assets	$530,433	$568,222
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	584	2,731
Customer deposits	61,248	62,960
Accounts payable	18,768	16,961
Accrued expenses & other current liabilities	40,660	43,793
Total current liabilities	121,260	126,445

Long-term debt	1,096	11,608
Other long-term liabilities	24,207	29,273
Total liabilities	146,563	167,326
Shareholders' equity:
Common stock	490	490
Additional paid-in-capital	376,950	377,550
Less: Treasury stock	(656,551)	(635,179)
Retained earnings	669,013	661,976
Accumulated other comprehensive income	(6,171)	(4,131)
Total Ethan Allen Interiors Inc. shareholders' equity	383,731	400,706
Noncontrolling interests	139	190
Total shareholders' equity	383,870	400,896
Total Liabilities and Shareholders' Equity	$530,433	$568,222

Ethan Allen Interiors Inc.
Design Center Activity
Fourth Quarter Fiscal 2018
Unaudited

		Company
	Independent	Owned	Total
Balance at beginning of period	160	147	307
Additions (includes Relocations) (1)	0	1	1
Closings (includes Relocations) (1)	(10)	(2)	(12)
Transfers	(2)	2	0
Balance at end of period	148	148	296

United States	44	142	186
International	104	6	110

(1) Relocations in additions & closing	0	1	1

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Twelve Months Ended June 30, 2018 and 2017
Unaudited
(in thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Income / Earnings Per Share
Net income	$11,478	$11,683	$36,371	$36,194
Adjustments net of related tax effects *	169	0	935	4,451
Normalized income tax effects *	0	(34)	0	(2)
Adjusted net income	$11,647	$11,649	$37,306	$40,643
Diluted weighted average shares outstanding	27,323	27,938	27,625	27,958
Earnings per diluted share	$0.42	$0.42	$1.32	$1.29
Adjusted earnings per diluted share	$0.43	$0.42	$1.35	$1.45
Consolidated Gross Profit / Gross Margin
Gross profit	$111,142	$108,397	$415,964	$419,723
Add: adjustments *	0	0	0	6,394
Adjusted gross profit *	$111,142	$108,397	$415,964	$426,117
Net sales	$205,582	$194,925	$766,784	$763,385
Gross margin	54.1%	55.6%	54.2%	55.0%
Adjusted gross margin *	54.1%	55.6%	54.2%	55.8%
Consolidated Operating Income / Operating Margin
Operating income	$15,907	$18,599	$48,867	$57,950
Add: adjustments *	243	0	1,278	7,010
Adjusted operating income *	$16,150	$18,599	$50,145	$64,960
Net sales	$205,582	$194,925	$766,784	$763,385
Operating margin	7.7%	9.5%	6.4%	7.6%
Adjusted operating margin *	7.9%	9.5%	6.5%	8.5%
Wholesale Operating Income / Operating Margin
Wholesale operating income	$11,542	$13,106	$48,499	$53,505
Add: adjustments *	0	0	1,035	2,241
Adjusted wholesale operating income *	$11,542	$13,106	$49,534	$55,746
Wholesale net sales	$127,258	$114,250	$475,731	$453,326
Wholesale operating margin	9.1%	11.5%	10.2%	11.8%
Adjusted wholesale operating margin *	9.1%	11.5%	10.4%	12.3%
Retail Operating Income / Operating Margin
Retail operating income	$4,566	$5,347	$(1,738)	$1,198
Add: adjustments *	243	0	243	6,541
Adjusted retail operating income *	$4,809	$5,347	$(1,495)	$7,739
Retail net sales	$156,033	$153,182	$587,502	$603,677
Retail operating margin	2.9%	3.5%	(0.3%)	0.2%
Adjusted retail operating margin *	3.1%	3.5%	(0.3%)	1.3%

Ethan Allen Interiors Inc.

GAAP Reconciliation
Three and Twelve Months Ended June 30, 2018 and 2017
Unaudited
(in thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
EBITDA
Net income	$11,478	$11,683	$36,371	$36,194
Add: interest expense, net	(36)	128	(82)	732
income tax expense	4,678	6,662	12,696	20,801
depreciation and amortization	4,876	5,092	19,831	20,115
EBITDA	$20,996	$23,565	$68,816	$77,842
Net sales	$205,582	$194,925	$766,784	$763,385
EBITDA as % of net sales	10.2%	12.1%	9.0%	10.2%
EBITDA	$20,996	$23,565	$68,816	$77,842
Add: adjustments *	243	0	1,345	7,010
Adjusted EBITDA	$21,239	$23,565	$70,161	$84,852
Net sales	$205,582	$194,925	$766,784	$763,385
Adjusted EBITDA as % of net sales	10.3%	12.1%	9.2%	11.1%

* Adjustments consist of the following:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Adjustments net of related income tax effects:
Real estate losses	$0	$0	$0	$616
Inventory write-down	0	0	0	6,394
Organizational changes and other exit costs	0	0	535	0
Contingent legal claim	0	0	500	0
Retail asset purchase costs	243	0	243	0
Adjustments to operating income	243	0	1,278	7,010
Early debt extinguishment	0	0	67	0
Adjustments to EBITDA	243	0	1,345	7,010
Related tax effects	(74)	0	(410)	(2,559)
Adjustments net of related income tax effects	$169	$0	$935	$4,451

Related tax effects are calculated using a normalized tax rate of 30.5% in the current fiscal year and 36.5% in the prior fiscal year